Exhibit 10.27

Summary of Changes to 2008 Compensation of Named Executive Officers

On February 13, 2008, our Board of Directors approved:

1.	an increase of the base salary of David C. McDowell, Vice President, Manufacturing Operations to $250,000 CDN, effective January 1, 2008;

2.	the granting to Mr. McDowell of 100,000 options to purchase our common shares, effective February 21, 2008, provided, however, should the grant date fall within a trading blackout of NUCRYST, the effective date of the grant will be the second business day following the expiration of the blackout period (the “Option Grant Date”). The options shall be exercisable as to one third of such grant on each of the first, second and third anniversaries of the Option Grant Date and will expire 10 years after the Option Grant Date;

3.	an increase of the base salary of Carol L. Amelio, Vice President, General Counsel and Corporate Secretary to $210,000 CDN, effective January 1, 2008; and

4.	the granting to Ms. Amelio of 50,000 options to purchase our common shares, effective February 21, 2008, provided, however, should the grant date fall within a trading blackout of NUCRYST, the effective date of the grant will be the second business day following the expiration of the blackout period (the “Option Grant Date”). The options shall be exercisable as to one third of such grant on each of the first, second and third anniversaries of the Option Grant Date and will expire 10 years after the Option Grant Date.

No other changes were made to the compensation of our named executive officers for 2008.